Exhibit 3.1

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

AUTOHOME INC.

ADOPTED ON 17 OCTOBER 2011

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

AUTOHOME INC.

1.	The name of the Company is Autohome Inc. (the “Company”).

2.	The registered office of the Company will be situated at the offices of Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands or at such other location as the Directors may from time to time determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Law of the Cayman Islands (as amended) (the “Law”).

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Law.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.	The capital of the Company is US$1,000,000,000 divided into 100,000,000,000 shares of a nominal or par value of US$0.01 each provided always that subject to the Law and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 226 of the Law to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

2

i

OFFICERS	30
ALTERNATE DIRECTOR OR PROXY	30
POWERS AND DUTIES OF DIRECTORS	30
BORROWING POWERS OF DIRECTORS	31
THE SEAL	31
DISQUALIFICATION OF DIRECTORS	31
PROCEEDINGS OF DIRECTORS	32
PLANS AND FINANCIAL INFORMATION	34
DIVIDENDS	36
ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	36
CAPITALISATION OF RESERVES	37
SHARE PREMIUM ACCOUNT	37
NOTICES	38
INDEMNITY	39
NON-RECOGNITION OF TRUSTS	39
WINDING- UP	39
AMENDMENT OF ARTICLES OF ASSOCIATION	40
CLOSING OF REGISTER OR FIXING RECORD DATE	40
REGISTRATION BY WAY OF CONTINUATION	40
MERGERS AND CONSOLIDATION	40
DISCLOSURE	40

ii

THE COMPANIES LAW (AS AMENDED)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

AUTOHOME INC.

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Law shall not apply to Autohome Inc. (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

Acceptance Notice has the meaning given to it in Article 44.

Acceptance Period has the meaning given to it in Article 43(a).

Accession Agreement means an accession agreement in the form set out in schedule 1.1A of the Shareholders Agreement.

Accounting Standards means the International Financial Reporting Standards issued by the International Accounting Standards Board as current from time to time.

Additional Default Notice has the meaning given in Article 64.

Advertising Licence means a statutory or regulatory licence, consent, permit or approval which is necessary or desirable for the conduct of an advertising business in the PRC and includes a business licence issued by the State Administration for Industry and Commerce which specifically includes operating an advertising business within the business scope of the entity to which it is issued.

Affiliate means, with respect to any Person, any party that directly or indirectly through one or more intermediaries, Controls or is Controlled by such Person or is under direct or indirect common Control with such Person.

Andy Company means Cheerbright International Holdings Limited (Company Number 1032737), a company incorporated in the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

Andy Group means Andy Company, its subsidiaries and the Licence Companies Controlled by the Andy Company, its subsidiaries or the members of the Andy Shareholder Group immediately before Completion.

Andy/Peter Directors means the Directors appointed by the Andy/Peter Shareholder Group in accordance with Article 135 and Andy/Peter Director, means any one of them.

Andy/Peter Representative means the person appointed under clause 1.2(a) of schedule 3 to the Shareholders Agreement.

Andy/Peter Share Purchase Agreement means the share purchase agreement dated 27 June 2008 between the Company, Telstra and the Andy/Peter Shareholders pursuant to which the Company acquired the entire issued share capital of the Andy Company and the Peter Company.

Andy/Peter Shareholder Group comprises all of the following Persons:

(a)	Poptop BVI Companies;

(b)	any Poptop Permitted Transferee; and

(c)	any Transferee of Shares from an Andy/Peter Shareholder (or from any Transferee of an Andy/Peter Shareholder) from time to time (if any) other than a member of another Shareholder Group,

in each case while that Person holds Shares.

Andy/Peter Shareholders means the members of the Andy/Peter Shareholder Group from time to time.

Articles mean these articles of association of the Company as amended from time to time.

Audited Accounts mean:

the report and audited accounts of the Company, each Group Company and each Licence Company; and

the audited consolidated accounts of the Group and all Licence Companies,

for the financial period ending on the relevant balance sheet date and prepared in accordance with the Accounting Standards.

Audit and Compliance Committee means the audit and compliance committee constituted under Article 139(a).

Auditors mean Ernst & Young or any other firm of Chartered Accountants appointed auditors of the Company from time to time.

Board means the board of directors of the Company or an authorised committee of the Board.

Budget means the budget for the Group in the form set out in schedule 1.1C of the Shareholders Agreement as approved, or deemed to be approved by the Board and as may be amended from time to time in accordance with Articles 186-188.

Business means the business of auto related online advertising.

Business Day means a day other than a Saturday, Sunday or public holiday in Hong Kong, Sydney or Beijing or a day on which there is a public warning in Hong Kong of a typhoon signal 8 or greater.

Business Plan means the business plan for the Group in the form set out in schedule 1.1D of the Shareholders Agreement as approved, or deemed to be approved by the Board and as may be amended from time to time in accordance with Articles 183-188.

CEO means the Chief Executive Officer of the Company from time to time.

CFO means the Chief Financial Officer of the Company from time to time.

Chairman means the Chairman of the Board from time to time.

Circular 75 means circular 75 issued by the PRC State Administration of Foreign Exchange on 21 October 2005, including any implementing rules and official interpretation, as amended from time to time.

Class or Classes means any class or classes of Shares as may from time to time be issued by the Company.

Committee has the meaning given in Article 139.

Completion means the completion of the sale and purchase under:

(a)	the Andy/Peter Share Purchase Agreement; and

(b)	the Norman Share Purchase Agreement,

in each case in accordance with its terms.

Compliance Plan means the compliance plan developed and approved in accordance with clause 2 of schedule B as amended from time to time.

Control means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled” and “Controls” must be construed accordingly. Without limiting the foregoing, a Person who owns directly or indirectly 50% or more of the voting securities of another Person is to be considered as possessing the power to Control such other Person.

Controlled Affiliate means in respect of a Person, a company that is Controlled by that Person.

Controlled Entity in relation to a Party means a Person who or which is Controlled by that Party.

Controllers mean any Party who Controls a Shareholder and Controller means any one of them.

Default Notice shall have the meaning given to it in Article 63.

Default Sale Shares shall have the meaning given to it in Article 63.

Directors means the Telstra Directors, the Andy/Peter Directors and the Norman Directors, and Director means any one of them.

Drag Along Notice means a notice provided by a Dragging Shareholder to the Dragged Shareholders, under Article 54.

Dragged Shareholder has the meaning given in Article 54.

Encumbrance means any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing and Encumber shall be construed accordingly.

Event of Default shall have the meaning given to it in Article 61.

Exchange means any of the Stock Exchange of Hong Long Limited, NASDAQ or any other internationally recognised stock exchange.

Fair Value means fair value of shares to be transferred pursuant to the Shareholders Agreement as determined in accordance with schedule D.

Family Member means in respect of a Shareholder that is a natural person, any of that person’s spouse, issue and parents.

Fully Exercised Basis means a relevant calculation made on the assumption that all options, warrants and convertible securities that are convertible into or exercisable or exchangeable for Shares have been so converted (including without limitation conversion of any rights issued under any Company employee share option plan), exercised or exchanged.

Government Agency means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity.

Group means the Company and its subsidiaries, and Group Company means any one of them.

HKIAC means the Hong Kong International Arbitration Centre.

Hong Kong means the Hong Kong Special Administrative Region of the People’s Republic of China.

Independent Expert means the person appointed as expert jointly by the Representative of the Initiating Party and the Representative of the Transferor Party or if they do not agree on the person to be appointed within 5 Business Days of one party requesting appointment, the accountant appointed by the President of the Hong Kong Institute of Certified Public Accountants at the request of either Representative.

Initiating Party has the meaning given in schedule D.

Insolvency Event means the occurrence of any of the following events in relation to a person:

(a)	that person is unable or admits inability to pay its debts as they fall due or suspends making payments on any of its debts other than in connection with a bona fide dispute;

(b)	the value of the assets of that person is less than its liabilities and, in the case of a legal entity, “assets” means the person’s unconsolidated gross assets and the “liabilities” means the person’s unconsolidated gross liabilities (including contingent liabilities), as shown in its latest audited balance sheet;

(c)	any expropriation, attachment, sequestration or compulsory execution affects any substantial portion of the assets of that person and is not discharged within 30 days;

(d)	the person is declared bankrupt, any Insolvency Proceedings are commenced by that person, or any Insolvency Proceedings are commenced against that person and have not stayed or discharged within 60 days; or

(e)	enforcement of any security over any of its assets.

Insolvency Notice has the meaning given in Article 70.

Insolvency Proceeding means, in relation to a person, any corporate action, legal proceedings or other procedure or step taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, bankruptcy or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of that person;

(b)	a composition, assignment or arrangement with any creditor of that person;

(c)	or any analogous procedure or step taken in any jurisdiction

Insolvency Sale Shares has the meaning given in Article 70.

Insolvent Shareholder has the meaning given in Article 69.

Invitation to Tag Along means a notice given by a Seller to the Tag Along Shareholders, offering each of them a Tag Along Option under Article 49.

IPO means a public offering of the Company’s ordinary shares in any jurisdiction which results in such ordinary shares trading publicly on an Exchange.

IPO Value means, in relation to an IPO, the amount equal to A x B, where:

A=	the offer price per Share for the IPO; and

B=	the number of Shares on a Fully Exercised Basis immediately prior to the relevant IPO.

Lansong & Li BVI Companies means all of the following persons:

(a)	West Crest Limited (Company Number MC-258928), a company incorporated in the British Virgin Islands and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands;

(b)	Stong Bond Ltd. (Company Number 1620720), a company incorporated in the British Virgin Islands and having its registered office at Drake Chambers, P.O.Box 3321, Road Town, Tortola, British Virgin Islands; and

(c)	Eight Dragon Success Ltd. (Company Number 1620238), a company incorporated in the British Virgin Islands and having its registered office at Drake Chambers, P.O.Box 3321, Road Town, Tortola, British Virgin Islands.

Lansong & Li Permitted Transferee means Lan Jiang, Li Dong Sheng, Song Gang and Qin Zhi.

Law means the Companies Law of the Cayman Islands (as amended).

Liability means any liability or obligation (whether actual, contingent or prospective), including for any Loss irrespective of when the acts, events or things giving rise to the liability occurred.

LIBOR means the British Bankers’ Association Interest Settlement Rate for one month sterling displayed on the appropriate page of the Reuters screen (or such other page as the Parties may agree) at 11.00 a.m., London time, on the first day of the period to which any interest period relates (the Relevant Date). lf such rate does not appear on the Reuters screen page on the Relevant Date, the rate for that Relevant Date will be determined on the basis of the rates at which deposits for one month sterling are offered by HSBC Bank at 11.00 a.m., London time, on the Relevant Date to leading banks in the London inter bank market.

Licence means a statutory or regulatory licence, consent, permit or approval which is necessary or desirable for the operation and development of the Business and includes without limitation:

(a)	any licence listed in the Ministry of Information Industry Classification Catalogue (2003 edition or as subsequently amended);

(b)	any Value-added Telecommunications Services Operating Licence listed in the aforementioned catalogue, including the Telecommunications and Information Services Licence (or ICP Licence); and

(c)	any Advertising Licence.

Licence Companies means the Advertising Licence Companies and Telecommunications Licence Companies, and Licence Company means any one of them.

Licence Company Default Events has the meaning given in clause 15.3 of the Shareholders Agreement.

Licence Company Interests means the interest in the registered capital of a Licence Company.

Licence Company Notice means a notice in writing issued by the Company exercising the right to purchase Licence Company Interests in accordance with clause 15.3 of the Shareholders Agreement.

Licence Company Owners means the Parties who hold an equity interest directly in any Licence Company, whether jointly with another person or otherwise and Licence Company Owner means any one of them.

Loss means all damage, loss, cost and expense (including legal costs and expenses of whatsoever nature or description).

Management Committee means the management committee constituted under Article 139(c).

Memorandum of Association means the memorandum of association of the Company, as amended or substituted from time to time.

Norman Company means Norstar Advertising Media Holdings Limited (Company Number MC-160899), a company incorporated in the Cayman Islands and having its registered office at the offices of M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

Norman Directors means the Directors appointed by the Norman Shareholder Group in accordance with Article 136 and Norman Director, means any one of them.

Norman Group means Norman Company, its subsidiaries and the Licence Companies Controlled by the Norman Company, its subsidiaries or the members of the Norman Shareholder Group immediately before Completion.

Norman Representative means the person appointed under clause 2.2 of schedule 3 to the Shareholders Agreement.

Norman Share Purchase Agreement has the meaning ascribed to it in Recital B of the Shareholders Agreement.

Norman Shareholder Group comprises all of the following Persons:

(a)	Norman Shareholders; and

(b)	any Transferee of Shares from a Norman Shareholder (or from any Transferee of a Norman Shareholder) from time to time (if any) other than a member of another Shareholder Group,

in each case while that Person holds Shares.

Norman Shareholders means the members of the Norman Shareholder Group from time to time. The Norman Shareholders as of the establishment of the Company comprises all of the following persons:

Norman Shareholders	Address
Orchid Asia III, LP Company Number: WK-15165	P.O. Box 908GT Grand Cayman Cayman Islands

Orchid Asia Co-Investment Limited Company Number: 686885	P.O. Box 957 Offshore Incorporations Centre Road Town, Tortola British Virgin Islands

New Access Capital International Limited	P.O.Box 4301 Trinity Chambers Road Town, Tortola British Virgin Islands

West Crest Limited Company Number: MC-258928	Maples Corporate Services Limited PO Box 309, Ugland House Grand Cayman, KY1-1104 Cayman Islands

Stong Bond Ltd. Company Number: 1620720	Drake Chambers, P.O.Box 3321 Road Town, Tortola British Virgin Islands

Eight Dragon Success Ltd. Company Number: 1620238	Drake Chambers, P.O.Box 3321 Road Town, Tortola British Virgin Islands

Offer shall have the meaning given to it in Article 42.

Offeror shall have the meaning given to it in Article 42.

Offer Shares shall have the meaning given to it in Article 42.

Office means the registered office of the Company as required by the Law.

Ordinary Directors’ Resolution means a resolution of the Directors which is approved by the Directors present and voting (who are not disqualified from voting on that resolution) who between them hold more than one half of the total number of votes that may be exercised by all of the Directors who are not disqualified from voting on that resolution and who are present and voting on that resolution.

paid up means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

Permitted Condition means a bona fide material consent, clearance, approval or permission necessary to enable the relevant person to be able to complete a transfer of Shares under:

(a)	its constitutional documents;

(b)	the rules or regulations of any stock exchange on which it or its parent company is quoted; or

(c)	any governmental, statutory or regulatory body in those jurisdictions where that person carries on business.

Person includes a reference to any individual, company, corporation, enterprise or other economic organisation, governmental authority or agency or any joint venture, partnership, trust, firm or association (whether or not having separate legal personality) and a reference to that Person’s successors and permitted assigns.

Peter Company means China Topside Limited (Company Number 1033259), a company incorporated in the British Virgin Islands and having its registered office at care of P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands.

Peter Group means Peter Company, its subsidiaries and the Licence Companies Controlled by the Peter Company, its subsidiaries or the members of the Peter Shareholder Group immediately before Completion.

Poptop means Poptop Limited (Company Number 1427553), a company incorporated in the British Virgin Islands and having its registered office at c/o Commonwealth Trust Limited, P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands.

Poptop BVI Companies means all of the following persons:

(a)	AutoLee Ltd. (Company Number 1631853), a company incorporated in the British Virgin Islands and having its registered office at Drake Chambers, P.O.Box 3321, Road Town, Tortola, British Virgin Islands;

(b)	Future Power Holdings limited (Company Number 1497321), a company incorporated in the British Virgin Islands and having its registered office at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands;

(c)	Right Brain Limited (Company Number 1655416), a company incorporated in the British Virgin Islands and having its registered office at Drake Chambers, P.O.Box 3321, Road Town, Tortola, British Virgin Islands;

(d)	Richstar Investments Group Limited (Company Number 1048948), a company incorporated in the British Virgin Islands and having its registered office at Drake Chambers, P.O.Box 3321, Road Town, Tortola, British Virgin Islands;

(e)	Symmetrysky Ltd. (Company Number 1619462), a company incorporated in the British Virgin Islands and having its registered office at Drake Chambers, P.O.Box 3321, Road Town, Tortola, British Virgin Islands; and

(f)	Hawthorn Tree Ltd. (Company Number 1618680), a company incorporated in the British Virgin Islands and having its registered office at Drake Chambers, P.O.Box 3321, Road Town, Tortola, British Virgin Islands.

Poptop Permitted Transferee means any one of Li Xiang, Fan Zheng, Qin Zhi, Charles Bi-Chuen Xue, Liu Qinghua and Chen Minghui.

PRC means the People’s Republic of China, which for the purposes of these Articles, excludes Hong Kong, Macau and Taiwan.

Register means the register of Members of the Company required to be kept pursuant to the Law.

Registrable Securities means the ordinary shares of the Company held by the Shareholders.

Related Party Proposal means any proposal by the Company or a Party or an Affiliate of a Party for the Company to enter into or vary any agreement, arrangement or understanding with a Party or an Affiliate of a Party, or to exercise, enforce, waive rights in relation to, or not comply with, such agreement, arrangement or understanding.

Remaining Shareholders shall have the meaning given to it in Article 42.

Remuneration Committee means the Remuneration Committee constituted under Article 139(c).

Representative means the Telstra Representative, the Andy/Peter Representative or the Norman Representative, as the context requires.

Respective Proportion means:

(a)	when used in relation to all Shareholders, the proportion which their respective Shareholdings bear to all of the issued Shares; or

(b)	when used in relation to less than all the Shareholders, the proportions which their respective Shareholdings bear to their aggregate Shareholding.

Seal means the common seal of the Company (if adopted) including any facsimile thereof.

Secretary means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

Share Premium Account means the share premium account established in accordance with these Articles and the Law.

signed means bearing a signature or representation of a signature affixed by mechanical means.

Shareholder or Member means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending the issue to such subscriber of the subscriber Share or Shares.

Shareholders Agreement means the Sequel Shareholder Agreement between the Company, Telstra, Andy/Peter Shareholders, Norman Shareholders, Licence Company Owners, Controllers, Poptop BVI Companies, Poptop Permitted Transferees, Lansong & Li BVI Companies and Lansong & Li Permitted Transferees, as amended and supplemented from time to time.

Shareholder Group means any of the Telstra Shareholder Group (collectively, the Andy/Peter Shareholders (collectively) and the Norman Shareholders (collectively).

Shareholding means the Shares held by a Shareholder.

Shares mean issued ordinary shares in the Company and:

(a)	any shares issued in exchange for those shares or by way of conversion or reclassification; and

(b)	any shares representing or deriving from those shares as a result of an increase in, reorganisation or variation of the capital of the Company.

All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share

Special Resolution means a special resolution of the Company passed in accordance with the Law, being a resolution:

(a)	passed by Shareholders who between them hold not less than 95% of the total number of Shares held by all of the Shareholders, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)	approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

Supervisor means a supervisor of a company established under the company law of the PRC who has the powers and responsibilities set forth in the company law of the PRC.

Tag Along Option is defined in Article 50(e).

Tag Along Shareholder is defined in Article 49.

Tax means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto.

Tax Authority means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax.

Telstra means Telstra Holdings Pty Ltd (ACN 057 808 938), a company incorporated in Australia and having its registered office at Level 41, 242-282 Exhibition Street Melbourne, VIC 3000, Australia.

Telstra Directors means the directors appointed by Telstra in accordance with Article 135 and the Articles and Telstra Director means any one of them.

Telstra Representative means the person appointed under clause 3.2(a) of schedule 3 to the Shareholders Agreement.

Telstra Shareholder Group comprises all of the following Persons:

(a)	Telstra; and

(b)	any Transferee of Shares from Telstra (or from any Transferee of Telstra) from time to time (if any) other than a member of another Shareholder Group,

in each case while that Person holds Shares.

Transaction Documents means the Andy/Peter Share Purchase Transaction Documents as defined in the Andy/Peter Share Purchase Agreement and Norman Transaction Documents as defined in the Norman Share Purchase Agreement.

Transfer Date has the meaning given to it in Article 48(a).

Transfer Notices shall have the meaning given to it in clause Article 42.

Transfer means to:

(a)	pledge, mortgage, charge or otherwise Encumber any of a Shareholder’s Shares or any interest in any of a Shareholder’s Shares;

(b)	sell, transfer or otherwise dispose of or grant any option over, any of a Shareholder’s Shares or any interest in a Shareholder’s Shares; or

(c)	enter into any agreement in respect of the votes attached to any of a Shareholder’s Shares.

Unanimous Directors Resolution means a resolution of the Directors which is approved by all the Directors (who are not disqualified from voting on that resolution), who between them are entitled to exercise 100% of the total number of votes that may be exercised by all of the Directors who are not disqualified from voting on that resolution and who are present and voting on that resolution.

UNCITRAL Arbitration Rules means the arbitration rules of the United Nations Commission on International Trade Law adopted on 28 April 1976 as in force at the date of the Shareholders Agreement and as modified by the Shareholders Agreement.

US$ or US Dollars means United States Dollars, the lawful currency of the United States of America.

Wholly Owned Company means:

(a)	in relation to a Party which is a corporate legal entity, any holding company which (directly or indirectly) holds wholly of the voting securities of the Party, a wholly-owned subsidiary of the Party, or any other wholly-owned subsidiary of a holding company which (directly or indirectly) holds wholly of the voting securities of the Party; and

(b)	in relation to a Party which is a natural person, any company which is wholly-owned by that Party.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(e)	reference to any determination by the Directors shall be construed as a determination by the Directors in their absolute discretion and shall be applicable either generally or in any particular case; and

(f)	reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the last two preceding Articles, any words defined in the Law shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.	The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.	The preliminary expenses incurred in the formation of the Company and in connection with the issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.	The Directors shall keep, or cause to be kept, the Register at such place as the Directors may from time to time determine and, in the absence of any such determination, the Register shall be kept at the Office.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.	The Directors may authorise the division of Shares into any number of Classes and the different Classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) shall be fixed and determined by the Directors.

10.	The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also on any issue of Shares pay such brokerage as may be lawful.

11.	Subject to these Articles, the Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.	Whenever the capital of the Company is divided into different Classes the rights attached to any such Class may (unless otherwise provided by the terms of issue of the Shares of that Class) only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting, but not otherwise. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to the terms of issue of the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by him. For the purposes of convening and holding a meeting pursuant to this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration but in any other case shall treat them as separate Classes.

13.	The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them, the redemption or purchase of Shares of any Class by the Company.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of his Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16.	The Company shall have a first priority lien and charge on every partly paid Share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that Share, and the Company shall also have a first priority lien and charge on all partly paid Shares standing registered in the name of a Shareholder (whether held solely or jointly with another Person) for all moneys presently payable by him or his estate to the Company, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a Share shall extend to all distributions payable thereon.

17.	The Company may sell, in such manner as the Directors in their absolute discretion think fit, any Shares on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of his death or bankruptcy.

18.	For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.	The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALLS ON SHARES

20.	The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their partly paid Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.	If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.	The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.	The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.	If a Shareholder fails to pay any call or instalment of a call in respect of partly paid Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.	The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.	If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.	A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.	A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the Shares forfeited, but his liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.	A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.	The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.	No Shareholder may Transfer any Shares, or agree to Transfer any Shares, without the prior written consent of the Representatives of each Shareholder Group unless it is permitted or mandated by these Articles.

TRANSFERS TO WHOLLY OWNED COMPANIES AND FAMILY MEMBERS

35.	Subject to Article 36, a Shareholder may, at any time, Transfer its Shares to:

(a)	a Wholly Owned Company of that Shareholder;

(b)	a Family Member of that Shareholder; or

(c)	a Wholly Owned Company of a Family Member,

(each a “35 Transferee”), and that 35 Transferee shall be entitled to the rights and remedies afforded to the transferring Shareholder under these Articles provided that:

(d)	the transferring Shareholder shall remain liable for the performance of the 35 Transferee under these Articles;

(e)	the 35 Transferee executes an Accession Agreement prior to the Transfer;

(f)	if the 35 Transferee is not already a member of a Shareholder Group, the 35 Transferee will be deemed to be a member of the Shareholder Group of the transferring Shareholder; and

(g)	before the 35 Transferee ceases to be:

(i)	a Wholly Owned Company of that Shareholder;

(ii)	a Family Member; or

(iii)	a Wholly Owned Company of a Family Member,

(iv)	as the case may be, the 35 Transferee must, and the transferring Shareholder must cause the 35 Transferee to, promptly Transfer all Shares held by the 35 Transferee back to the Shareholder or to another Person which is permitted by Article 35(a) to (c) inclusive.

36.	A 35 Transferee may not, other than in accordance with Article 35(g), further Transfer any Shares pursuant to Article 35 other than to Wholly Owned Companies, Family Members and Wholly Owned Companies of Family Members, in each case of the original transferring Shareholder.

OTHER PERMITTED TRANSFERS

37.	Any Shareholder may Transfer any of its Shares to any other Shareholder that is a member of the same Shareholder Group.

38.	Each of:

(a)	[Omitted Internationally]; and

(b)	[Omitted Internationally]

(c)	Telstra may transfer its Shares to any Controlled Entity of Telstra Corporation Limited which is reputable and creditworthy; provided that Telstra obtains the prior written consent of the Representative of each Shareholder Group, which consent must not be unreasonably withheld.

TRANSFERS TO CONTROLLED ENTITES

39.	A Shareholder may Transfer its Shares to a Controlled Entity of that Shareholder (“39 Transferee”) and that 39 Transferee shall be entitled to the rights and remedies afforded to the transferring Shareholder under these Articles provided that:

(a)	prior written consent of the Representative of each Shareholder Group to the Transfer is obtained (which consent may not be unreasonably withheld);

(b)	the transferring Shareholder shall remain liable for the performance of the 39 Transferee under these Articles;

(c)	the 39 Transferee executes an Accession Agreement prior to the Transfer;

(d)	if the 39 Transferee is not already a member of a Shareholder Group, the 39 Transferee will be deemed to be a member of the Shareholder Group of the transferring Shareholder; and

(e)	before the 39 Transferee ceases to be a Controlled Affiliate, the 39 Transferee must, and the transferring Shareholder must cause the 39 Transferee to, promptly Transfer all Shares held by the 39 Transferee back to the Shareholder or to another Person which is permitted by this Article 39.

40.	[Omitted Internationally]

41.	[Omitted Internationally]

RIGHTS OF FIRST REFUSAL

42.	Other than pursuant to Articles 35 to 39, if a Shareholder receives a bona fide offer in writing from any Person (“Offeror”) to purchase all or some of that Shareholder’s Shares for cash or cash equivalent (an “Offer”) which it wishes to accept, it shall immediately give a written notice (the “Transfer Notice”) to the other Shareholders (the “Remaining Shareholders”) offering to sell those Shares which are the subject of the Offer (in each case “Offer Shares”) to the other Shareholders at the same cash price or cash price equivalent as set out in the Offer, and on terms which are no less favourable than those contained in the Offer.

43.	The Transfer Notice shall also state:

(a)	the period within which the offer to sell the Offer Shares to the Remaining Shareholders shall remain open to be accepted. This period must be at least 30 Business Days from the date of the Transfer Notice (the “Acceptance Period”);

(b)	the identity of the Offeror;

(c)	the number of Shares of the selling Shareholder for which the Offer is made; and

(d)	full details of all other terms and conditions of the Offer which must comply with the requirements of this Article 43.

For the avoidance of doubt, an Offeror under this clause need not be a third party and may be any Shareholder other than the selling Shareholder.

OPTION OF REMAINING SHAREHOLDERS

44.	Once a Remaining Shareholder has received a Transfer Notice it may send a written notice to the selling Shareholder (an “Acceptance Notice”) within the Acceptance Period accepting the selling Shareholder’s offer set out in the Transfer Notice and providing reasonable evidence of its financial capability to purchase the Offer Shares.

45.	lf none of the Remaining Shareholders send a complying Acceptance Notice within the Acceptance Period, they are deemed to have declined the selling Shareholder’s offer set out in the Transfer Notice.

CONSEQUENCES OF TRANSFER NOTICE

46.	lf the selling Shareholder’s offer set out in the Transfer Notice is accepted by any Remaining Shareholder then, upon the expiry of the Acceptance Period, the selling Shareholder must sell the Offer Shares to each Remaining Shareholder who has accepted the selling Shareholder’s offer, in the proportion which the Respective Proportion of that Remaining Shareholder bears to the total Respective Proportions of all the Remaining Shareholders (including a shareholder who is an offeror under Article 42) who have accepted the offer and such Remaining Shareholders must purchase such Offer Shares.

47.	lf the selling Shareholder’s offer set out in the Transfer Notice is not accepted or deemed to have been declined by all Remaining Shareholders, the selling Shareholder must, subject to complying with Article 49 (if applicable), upon the expiry of the Acceptance Period accept the Offer and must sell the Offer Shares to the Offeror on the terms and conditions of the Offer but in any event no later than 60 days after the expiration of the Acceptance Period.

COMPLETION OF TRANSFER

48.	Any sale of Shares to Remaining Shareholders in accordance with these Articles shall be made on the following terms:

(a)	completion of the Transfer of the Shares shall be completed 10 Business Days after the date of expiry of the Acceptance Period or the date of satisfaction or waiver of all Permitted Conditions (whichever is the later) (the “Transfer Date”) and at a reasonable time and place as the selling Shareholder(s)) and the buyer(s) may agree or, failing which, at the registered office of the Company;

(b)	the selling Shareholder(s) must deliver to the buyer(s) in respect of the Shares which it is selling on or before the Transfer Date:

(i)	duly executed share transfer forms;

(ii)	the relevant share certificates (if any);

(iii)	an executed proxy and a power of attorney in favour of the buyer to enable it to exercise all rights of ownership in respect of the Shares to be sold including voting rights;

(iv)	Board resolutions of the Company approving the Transfer of the Shares to the buyer(s) and instructing the Company’s registered office to update the register of members accordingly; and

(v)	a certified true copy of the original register of members of the Company evidencing ownership of the Shares in the name(s) of the selling Shareholder(s);

(c)	the buyer(s) must pay the total consideration due for the Shares to the selling Shareholder(s) by telegraphic transfer to the bank account of the selling Shareholder(s) notified to it for the purpose on the Transfer Date; and

(d)	the completion of the sale of the Shares of all selling Shareholder(s) must take place simultaneously in accordance with clause 13 of the Shareholders Agreement.

INVITATION TO TAG ALONG

49.	If, following the application of Article 42 through Article 48, one or more Shareholders are entitled to dispose, in a transaction or series of connected transactions of more than 30% of the total number of Shares held by that Shareholder or those Shareholders to an Offeror and intend to do so, the selling Shareholder(s) must give an Invitation to Tag Along to each other Shareholder (each a “Tag Along Shareholder”). For the avoidance of doubt, an Offeror under this clause need not be a third party and may be any Shareholder other than the selling Shareholder(s).

50.	The Invitation to Tag Along must state:

(a)	the identity of the selling Shareholder(s);

(b)	the identity of the Offeror;

(c)	the number of Shares proposed to be sold by the selling Shareholder(s) in accordance with the Shareholders Agreement;

(d)	the consideration to be received by the selling Shareholder(s) and any other terms of the proposed Transfer by the selling Shareholder(s) to the Offeror;

(e)	that the Tag Along Shareholder has an option (a “Tag Along Option”) to direct the selling Shareholder(s) to include in any sale to the Offeror a proportion of each Tag Along Shareholder’s Shares as is equal to the number of Shares held by the selling Shareholder(s) that are proposed to be sold as a proportion of the aggregate number of Shares held by those selling Shareholder(s), on the same terms;

(f)	the period during which the Tag Along Option must be open for acceptance, which (unless otherwise agreed) may be not less than 5 Business Days; and

(g)	the settlement date for completion of the sale if the Tag Along Option is accepted, which (unless otherwise agreed) must be not less than 10 and not more than 25 Business Days after the last date for exercise of the Tag Along Option.

51.	A Tag Along Option may be exercised by notice in writing to the selling Shareholder(s), given within the period stated in the Invitation to Tag Along.

52.	If a Tag Along Shareholder exercises its Tag Along Option, then the selling Shareholder(s) must not sell their Shares to the Offeror unless the Offeror, at the same time, buys the relevant number of Shares directed by each Tag Along Shareholder at the same price, and on the same terms.

53.	For the avoidance of doubt, a Tag Along Option may not be exercised if a Drag Along Notice has been given pursuant to Article 54.

DRAG ALONG NOTICE

54.	If one or more of the Shareholders (“Dragging Shareholder”) are entitled to dispose of more than 50% of the total number of Shares on issue under Article 47 to an Offeror that is a bona fide third party purchaser which is not an Affiliate and intend to do so, and they wish to issue a Drag Along Notice, then that Shareholder or Shareholders must initiate the process to determine the Fair Value in accordance with schedule D. The Drag Along Notice may not be issued unless the offer is for cash or in the form of marketable securities.

55.	On agreement or determination, as the case may be, of the Fair Value, the Dragging Shareholder may give a Drag Along Notice to each other Shareholder (each a “Dragged Shareholder”).

56.	The Drag Along Notice must state:

(a)	the identity of the Offeror;

(b)	the terms (including price which must not be less than the Fair Value) of the proposed Transfer by the selling Shareholder(s) to the Offeror, which must not be less favourable to the Dragged Shareholder than the terms of the Offer;

(c)	that the selling Shareholder(s) requires each Dragged Shareholder to sell to the Offeror a proportion of such Dragged Shareholder’s Shares as is equal to the total number of Shares held by the selling Shareholder(s) that are proposed to be sold as a proportion of the aggregate number of Shares held by those selling Shareholder(s) on the same terms as the selling Shareholder(s) are selling except that Dragged Shareholders must not be required to give any warranties to the buyer, other than a warranty as to their clear title to the Shares held by them and their authority to enter into an agreement to sell the Shares; and

(d)	the settlement date for completion of the sale which, unless otherwise agreed, must be not less than 15 Business Days and not more than 25 Business Days after the Drag Along Notice is given.

57.	If a Drag Along Notice is given, then:

(a)	the Dragged Shareholders must sell their Shares to the Offeror concurrently with the sale by the selling Shareholder(s); and

(b)	the selling Shareholder(s) must not sell their Shares unless at the same time the Offeror buys the Shares held by the Dragged Shareholders,

(c)	on the terms stated in the Drag Along Notice.

FAILURE TO COMPLETE SALE

58.	lf a Shareholder fails or refuses to Transfer any Shares in accordance with Articles 35 to 57, the buyer or party serving a Drag Along Notice, as the case may be, may serve a default notice. Within 5 Business Days after service of a default notice, unless the default has been fully remedied by that time, the defaulting Shareholder shall not be entitled to exercise any of its powers or rights in relation to voting in respect of, management of, and participation in the profits of, the Company under the Shareholders Agreement, the Articles or otherwise. In addition, the Directors appointed by the defaulting Shareholder (or its predecessor in title) shall not:

(a)	be entitled to vote at any Board or Committee meeting;

(b)	be required to attend any meeting of the Board or any Committee in order to constitute a quorum; or

(c)	be entitled to receive or request any information from or in relation to the Group.

59.	If a Remaining Shareholder that has accepted Offer Shares pursuant to the terms of the Transfer Notice defaults in the purchase of those Shares in accordance with Article 48, in addition to its remedies under the Shareholders Agreement and otherwise, the selling Shareholder may elect not to sell such Shares to the defaulting Remaining Shareholder and may proceed to issue a new Transfer Notice pursuant to Article 42.

60.	Without prejudice to any other rights or remedies which a Party may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of Articles 58 to 60 and the remedies of injunction, specific performance and other equitable relief are appropriate for any actual or anticipatory breach of this provision and no proof of special damages shall be necessary for the enforcement of the rights under Articles 58 to 60.

EVENTS OF DEFAULT

61.	A Shareholder (the “Defaulting Shareholder”) commits an Event of Default where one or more of the following occurs:

(a)	it or its Controller commits a material breach of the Shareholders Agreement including, where there is a breach by other Shareholders in the same Group in circumstances where Shareholders in a Group are jointly and severally liable, and either:

(i)	the breach is not capable of being remedied; or

(ii)	the breach is not remedied within 20 Business Days of the Representative of any other Shareholder Group sending it written notice requiring it to remedy that breach; or

(b)	a Licence Company Controlled by a Defaulting Shareholder or by the Defaulting Shareholder’s Controller commits a material breach of any agreement between it and a Group Company and either:

(i)	the breach is not capable of being remedied; or

(ii)	the Licence Company does not remedy that breach within 20 Business Days of the Representative of any other Shareholder Group sending it or its Controller a written notice requiring it to remedy that breach.

62.	lf an Event of Default occurs, the Representative of the Defaulting Shareholder shall notify the Company and the Representatives of other Shareholder Groups of which it is not a member as soon as reasonably practicable.

63.	Following an Event of Default, without prejudice to any rights or remedies a non-defaulting Shareholder Group or the Company may have under clause 15 of the Shareholders Agreement, a Representative of any other Shareholder Group of which the Defaulting Shareholder is not a member or any non-defaulting Shareholder of a Defaulting Shareholder’s Group, or the Company may give written notice (a “Default Notice”) to the Representative of the Defaulting Shareholder (with a copy to the other Representatives) within 60 Business Days of receiving notification of the Event of Default from the Defaulting Shareholder or of it becoming aware of the Event of Default, whichever is the earlier, requiring the Defaulting Shareholder or Shareholders to sell all of the Shares held by the Defaulting Shareholder (the “Default Sale Shares”) to any non-defaulting Shareholders at a price per Share equal to 90% of the Fair Value of the Default Sale Shares, subject to pro-ration (if applicable) under Article 65.

64.	Within 10 Business Days of receipt of a copy of a Default Notice, a Representative that is the Representative of any other Shareholder Group which has not been given a notice may, provided that the members of that Group are not jointly and severally liable with the defaulting Shareholder or themselves in Defaulting Shareholders also give written notice to the Representative of the Defaulting Shareholder (“Additional Default Notice”) requiring the Defaulting Shareholder to sell a portion (calculated in accordance with Article 65 of the Default Sale Shares to that other non-defaulting Shareholder Group.

65.	If the Representative of the defaulting Shareholder Group receives:

(a)	a Default Notice pursuant to Article 63 and does not receive an Additional Default Notice pursuant to Article 64 within the time limit specified in clause 63, then the Default Sale Shares shall be sold at 90% of Fair Value to the Shareholder Group whose Representative issued the Default Notice;

(b)	a Default Notice pursuant to Article 63 and an Additional Default Notice(s) pursuant to Article 64, then the Default Sale Shares shall be sold at 90% of Fair Value to the non-defaulting Shareholders, in the proportion which the Respective Proportion of each such Shareholder bears to the total Respective Proportions of Shareholders that are not Defaulting Shareholders.

66.	The completion of the sale of the Default Sale Shares pursuant to Articles 63 to 65 shall be made in accordance with Articles 48 and 58, save that for the purposes of this Article 66, the “Acceptance Period” shall be the 30 Business Days period ending on the later of:

(a)	the date of expiry of the period in which an Additional Default Notice may be given pursuant to Article 64; and

(b)	the date Fair Value is agreed or finally determined in accordance with schedule D (whichever is later).

67.	The Shareholders shall do all things within their power to ensure that the Business continues to be run as a going concern during the period between the service of the Default Notice and the completion of the Transfer of the Default Sale Shares.

68.	lf any Defaulting Shareholder fails or refuses to Transfer any Shares in accordance with Articles 63 to 68, the buyer may serve a further default notice. On and with effect from the date that is 5 Business Days after service of the further default notice, unless the default has been fully remedied by that time:

(a)	the Defaulting Shareholder’s rights and entitlements and those attaching to its Shares, are immediately suspended;

(b)	where a Shareholder Group is in default as a result of joint and several liability or common breach:

that Shareholder Group must procure that any Director appointed by the defaulting Shareholder Group resigns immediately; and

(c)	any Director appointment rights of the Defaulting Shareholder Group are suspended; but the Shareholder Group’s obligations under the Shareholders Agreement continue to apply during the period of any suspension under this Article 68.

INSOLVENCY EVENT

69.	If an Insolvency Event arises in respect of a Shareholder or its Controller (the “Insolvent Shareholder”), the Insolvent Shareholder must notify the Company and the other Representatives of each Shareholder Group as soon as reasonably practicable.

70.	Following an Insolvency Event, without prejudice to any rights or remedies that may be available under clause 15 of the Shareholders Agreement, the Company may give written notice (an “Insolvency Notice”) to the Insolvent Shareholder (with a copy to the Insolvent Shareholder’s Representative) within 60 Business Days of receiving notification of the Insolvency Event from the Insolvent Shareholder(s) or of its becoming aware of the Insolvency Event, whichever is the earlier, requiring the Insolvent Shareholder to sell all of the Shares held by the Insolvent Shareholder (the “Insolvency Sale Shares”) to the non-insolvent Shareholders within the Insolvent Shareholder’s Shareholder Group at a price per Share equal to 90% of the Fair Value of the Insolvency Sale Shares subject to pro-ration under Articles 71 and 72. Notwithstanding the foregoing, if the Insolvent Shareholder is a member of the Norman Shareholder Group, none of Orchid Asia Co-Investment Limited, Orchid Asia III, LP and New Access Capital International Limited (collectively, the “Orchid Entities”) shall be required to buy the Insolvency Sale Shares from the Insolvent Shareholder and the remaining members of the Norman Shareholders Group shall instead have that obligation.

71.	Within 5 Business Days of receipt of a copy of an Insolvency Notice, the Representative of the Insolvent Shareholder must use reasonable endeavours to inform the members of the Insolvent Shareholder’s Shareholder Group of the issue of the Insolvency Notice and provide each such Shareholder with a copy of the Insolvency Notice. On receipt of the Insolvency Notice, each Shareholder in the Insolvent Shareholder’s Shareholder Group (save as specified above) is required to purchase their Respective Proportion of the Insolvent Shareholder’s Shares (or such other number of Shares as those Shareholders may agree, provided that they must acquire all of the Insolvent Shareholder’s Shares) at a price per Share equal to 90% of the Fair Value of the Insolvency Sale Shares.

72.	If all the Shareholders that are members of the same Shareholder Group as the Insolvent Shareholder suffer or incur an Insolvency Event or there are no other Shareholders in the same Shareholder Group as the Insolvent Shareholder who have an obligation to purchase then the Company may give a written notice to all Shareholders (other than the Orchid Entities) requiring them to acquire in their Respective Proportions the Shares (or such other number of Shares those Shareholders may agree, provided that they must acquire all of the Insolvent Shareholder’s Shares) of the Insolvent Shareholder at a price per Share equal to 90% of the Fair value of the Insolvency Sale Shares.

73.	The completion of the sale of the Insolvency Sale Shares pursuant to this Article 73 shall be made in accordance with Articles 48 and 58, save that for the purposes of this Article 73, the “Acceptance Period” shall be the 30 Business Day period ending on the later of:

(a)	the date of expiry of the period in which an Additional Insolvency Notice may be given pursuant to Article 71; and

(b)	the date Fair Value is agreed or finally determined in accordance with schedule 1.1E to the Shareholders Agreement (whichever is later).

REGISTRATION

74.	Any Transfer of Shares pursuant to these Articles shall be on terms that those Shares are transferred free from all Encumbrances and are transferred with the benefit of all rights attaching to them as at the date of the relevant Transfer Notice, Insolvency Notice, Tag-Along Notice, Drag-Along Notice or Default Notice as appropriate.

Each share certificate issued by the Company shall carry the following statement:

“Any disposition, transfer, charge of or dealing in any other manner in the Shares represented by this certificate is restricted by a Shareholders’ Agreement dated June 30, 2011 and made between, among others, the Company, Telstra Holdings Pty Ltd, Poptop Limited, AutoLee Ltd., Future Power Holdings limited, Right Brain Limited, Richstar Investments Group Limited, Symmetrysky Ltd., Hawthorn Tree Ltd., Orchid Asia III, L.P., Orchid Asia Co-Investment, Limited, New Access Capital International Limited, Lansong & Li Limited, West Crest Limited, Stong Bond Ltd., and Eight Dragon Success Ltd.”.

75.	The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

76.	Subject to these Articles, the Directors may in their absolute discretion decline to register any transfer of Shares without assigning any reason therefor.

77.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

78.	All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

WAIVER OF PRE-EMPTION RIGHTS

79.	The Shareholders waive their pre-emption rights to the Transfer of Shares contained in these Articles to the extent necessary to give effect to Articles 35 to 73.

LOANS, BORROWINGS, GUARANTEES AND INDEMNITIES

80.	Upon a Transfer of all the Shares held by a Shareholder:

(a)	the remaining Shareholders shall procure that all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by the Company to a transferring Shareholder (together with any accrued interest) are either assigned to each of the remaining Shareholders for a value as may be agreed between the transferring Shareholder and all the remaining Shareholders and in the proportion which the Respective Proportion of that remaining Shareholder bears to the total Respective Proportions of all the remaining Shareholders, or failing agreement with all the remaining Shareholders, are repaid by the Company;

(b)	all loans, borrowings and indebtedness in the nature of borrowings outstanding owed by that transferring Shareholder to the Company shall be required to be repaid; and

(c)	the remaining Shareholders shall use all reasonable endeavours (but without involving any financial obligation on their part) to procure the release of any guarantees, indemnities, security or other comfort given by the transferring Shareholder to or in respect of the Company or its Business and, pending the release, shall indemnify the transferring Shareholder in respect of them.

81.	Any assumption of the obligations of a transferring Shareholder by the remaining Shareholders is without prejudice to the rights of the remaining Shareholders and/or the Company to claim from the transferring Shareholder in respect of liabilities arising prior to the completion date of the Transfer of Shares and acceptance of that liability shall be a condition to any release.

82.	[Omitted Internationally]

83.	[Omitted Internationally]

84.	[Omitted Internationally]

85.	[Omitted Internationally]

86.	[Omitted Internationally]

87.	[Omitted Internationally]

LICENCE COMPANIES

88.	If the Company receives a notice in writing in accordance with clause 15.3(b) of the Shareholders Agreement requiring the Company to issue a Licence Company Notice to the Licence Company Owner or the Licence Company that has suffered the Licence Company Transfer Event as set out in clause 15.3(a) of the Shareholders Agreement (as the case may be), all Shareholders Groups must:

(a)	through exercising their rights as shareholders of the Company; and

(b)	through their appointed Directors (if any),

vote in favour of the Company undertaking to purchase or procure any person or entity as may be decided by the Board to purchase all such Licence Company Interests and to issue a Licence Company Notice.

TRANSMISSION OF SHARES

89.	The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased joint holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

90.	Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

91.	A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

92.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

93.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)	subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)	cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

94.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

95.	Subject to the Law and these Articles, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	redeem or repurchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder);

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Law, including out of its capital, profits or the proceeds of a fresh issue of Shares; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

96.	Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

97.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

98.	The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

GENERAL MEETINGS

99.	The Directors may, whenever they think fit, convene a general meeting of the Company.

100.	General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least a majority of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting for a date no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

101.	If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

102.	At least seven days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and, in case of special business, the general nature of that business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

103.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

104.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, the appointment and removal of Directors and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

105.	No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

106.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

107.	If the Directors wish to make this facility available to Shareholders for a specific general meeting or all general meetings of the Company, a Shareholder may participate in any general meeting of the Company, by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

108.	The chairman, if any, of the Directors shall preside as chairman at every general meeting of the Company.

109.	If there is no such chairman, or if at any general meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present shall choose any Person present to be chairman of that meeting.

110.	The chairman may with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

111.	The Directors may cancel or postpone any duly convened general meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

112.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

113.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

114.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

115.	A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

116.	Each of the matters listed in schedule C requires a Special Resolution. All other decisions in relation the operation of the Company are decisions of the Board, subject to delegation under these Articles.

117.	Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder.

118.	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

119.	A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote by proxy.

120.	No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

121.	On a poll votes may be given either personally or by proxy.

122.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Shareholder.

123.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

124.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

125.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

126.	Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

127.	Subject to these Articles, including without limitation Article 134, 135 and 136 below, the Company may by Ordinary Resolution appoint any natural person or corporation to be a Director.

128.	Subject to these Articles, a Director shall hold office until such time as he is removed from office by Ordinary Resolution.

129.	The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

130.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

131.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

132.	The Directors shall have power at any time and from time to time to appoint a natural person or corporation as a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

133.	The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

134.	The Telstra Shareholder Group may appoint from time to time up to 5 persons as Telstra Directors. Any Telstra Director may be removed by the Telstra Shareholder Group in accordance with the Articles. The Telstra Shareholder Group may appoint any person as a Telstra Director in place of any Telstra Director who vacates his or her office.

135.	The Andy/Peter Shareholder Group may from time to time appoint up to 2 persons as Andy/Peter Directors. Any Andy/Peter Director may be removed by the Andy/Peter Shareholder Group in accordance with the Articles. The Andy/Peter Shareholder Group may appoint any person as a Andy/Peter Director in place of any Andy/Peter Director who vacates his or her office.

136.	The Norman Shareholder Group may appoint up to 2 persons as Norman Directors. Any Norman Director may be removed by the Norman Shareholder Group in accordance with the Articles. The Norman Shareholder Group may appoint any person as a Norman Director in place of any Norman Director who vacates his or her office.

137.	A Shareholder Group which wishes to make an appointment of a Director in accordance with these Articles shall take reasonable steps to ensure that its nominee is able to perform his duties competently. A Shareholder Group which wishes to make an appointment of a Director in accordance with these Articles shall give notice to the Representatives of the other Shareholder Groups which is reasonable in light of the circumstances, of the name, qualifications and experience of its nominee and intended date of appointment. A Shareholder Group shall lose its rights to appoint directors under this Article if it holds less than 5% of the fully diluted issued capital of the Company.

COMMITTEES OF DIRECTORS

138.	The Board may constitute committees (“Committees”) from time to time and may determine the composition of the committees which (other than the Management Committee) must include at least one Telstra Director, one Andy/Peter Director and one Norman Director.

139.	As soon as practicable following the date of the Shareholders Agreement, the Board must constitute:

(a)	an Audit and Compliance Committee;

(b)	a Remuneration Committee; and

(c)	a Management Committee

each having the initial functions set out in Schedule B. The Board may determine or amend from time to time the procedures and functions of any Committees but for the avoidance of doubt, may not change the composition of the Committees as set out in Article 138.

140.	Any Committee that is constituted by the Board from time to time reports, and is responsible, to the Board. For the avoidance of doubt, any such Committee may not make decisions that require a Unanimous Directors Resolution, which decisions must be made by the Board in accordance with Schedule A.

141.	The quorum for:

(a)	Board committee meetings (other than the Management Committee) shall require at least one Telstra Director and one other Director to be present in order for a quorum to be constituted; and

(b)	Management Committee meetings shall be deemed to be duly convened if the CEO then in office is present and at least one direct report to the CEO.

142.	The voting rights of the members of the Audit and Compliance Committee and Remuneration Committee meetings shall be the same as for Board meetings.

143.	Subject to Schedule B, the Management Committee shall operate on the basis of procedures determined by the CEO from time to time. Reasonable notice must be provided to each member of the Audit and Compliance Committee meetings in advance of such meeting.

OFFICERS

144.	The Chairman is Tarek Abou-Khater Robbiati. Each subsequent Chairman shall be appointed by the Board by Ordinary Directors’ Resolution from time to time. If the Chairman or his duly appointed proxy is not present at any Board meeting, the Directors present may appoint any one of their number to act as chairman for the purpose of that meeting.

145.	The Board may appoint, remove and replace the CEO and CFO. The CEO and CFO are to be appointed on the terms and conditions approved by the Board. The CEO and the direct reports of the CEO immediately following Completion will be as set out in schedule 4.2(c) to the Shareholders Agreement.

146.	The Chairman shall have a vote as a Director but shall not have a casting vote.

147.	The Telstra Shareholder Group may from time to time after 31 December 2008 nominate a person or persons as a Supervisor or Supervisors of the Company. Any Supervisor appointed in accordance with this Article may be removed by the Telstra Shareholder Group. The Telstra Shareholder Group may appoint any person as a Supervisor in place of any Supervisor who vacates his or her office.

ALTERNATE DIRECTOR OR PROXY

148.	Any Director may in writing appoint another Person to be his alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director and to act in such Director’s place at any meeting of the Directors at which he is unable to be present. Every such alternate shall be entitled to attend and vote at meetings of the Directors as a Director when the Director appointing him is not personally present and where he is a Director to have a separate vote on behalf of the Director he is representing in addition to his own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be deemed to be an officer of the Company solely as a result of his appointment as an alternate and shall be deemed to be the agent of the Director appointing him. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

149.	Any Director may appoint any Person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

150.	Subject to the Law, these Articles and to any resolutions passed in a general meeting, the Board is responsible for the overall direction and management of the Company and the formulation of the policies to be applied to the Company and the Business. The Board may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. The Directors will have the power to commence in the name of the Company a winding up or any other insolvency proceedings in accordance with the Law. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

151.	Each of the matters listed in Schedule A to these Articles requires a Unanimous Directors’ Resolution. Except for those matters that require a Unanimous Directors’ Resolution, all other Directors’ resolutions must be decided by Ordinary Directors’ Resolution.

152.	The Board may from time to time delegate general day to day matters to the Management Committee and may amend such matters from time to time. At the initial meeting of the Board, the Board shall delegate to the Management Committee the matters set out in Schedule B.

153.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

BORROWING POWERS OF DIRECTORS

154.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

155.	The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

156.	The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

157.	Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

158.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind; or

(c)	resigns his office by notice in writing to the Company.

PROCEEDINGS OF DIRECTORS

159.	Unless otherwise resolved by the Board by Ordinary Directors’ Resolution for a particular meeting, Board meetings shall be held in Hong Kong.

160.	The Directors must meet at least once every 3 months.

161.	Additional Board meetings to those convened every 3 months may be convened by any Director acting in good faith and with reasonable grounds.

162.	Except where circumstances justify shorter notice or where a majority of Directors agree to shorter notice, at least:

(a)	1 week’s written notice shall be given to each of the Directors of all Board meetings convened under Article 160; and

(b)	10 days’ written notice shall be given to each of the Directors of all Board meetings convened under Article 161.

163.	Where practicable, no later than 3 Business Days before the scheduled date of a Board meeting, a further notice shall be given to the Directors which shall:

(a)	specify a reasonably detailed agenda;

(b)	be accompanied by any relevant papers; and

(c)	be sent by courier, facsimile or electronic transmission if sent to an address outside Hong Kong.

164.	Board meetings shall be chaired by the Chairman or his proxy duly appointed in accordance with these Articles.

165.	The quorum at a Board meeting shall be 1 Telstra Director, 1 Andy/Peter Director and 1 Norman Director (or any of their respective proxies duly appointed in accordance with these Articles) present at the time when the relevant business is transacted.

166.	If a quorum is not present within half an hour of the time appointed for the meeting or ceases to be present, unless waived by at least 1 Telstra Director, 1 Andy/Peter Director and 1 Norman Director, the Director(s) present shall adjourn the meeting to the same place and time 5 Business Days after the original date. If at that reconvened meeting a quorum is still not present within an hour of the time appointed for the adjourned meeting, unless waived by at least 1 Telstra Director, one Andy/Peter Director and 1 Norman Director, the Director(s) present shall adjourn the meeting to the same place and time 2 Business Days after the date of the second adjourned meeting. If at the third meeting a quorum is not present within an hour of the time appointed for that meeting, the quorum shall be deemed to be satisfied by any 3 Directors then present at the meeting.

167.	Each Shareholder Group shall use its reasonable endeavours to ensure that at least 1 Director appointed by that Shareholder Group attends Board meetings.

168.	The Telstra Directors present at any Board meeting may collectively exercise the number of votes equal to the number of Shares held by the Telstra Shareholder Group at that time, and if there is more than 1 Telstra Director present at any Board meeting, then the number of votes exercisable by each Telstra Director that is present is equal to the aggregate number of votes exercisable by all Telstra Directors divided by the number of Telstra Directors present at the meeting.

169.	The Andy/Peter Directors present at any Board meeting may collectively exercise the number of votes equal to the number of Shares held by the Andy/Peter Shareholder Group at that time, and if there is more than 1 Andy/Peter Director present at any Board meeting, then the number of votes exercisable by each Andy/Peter Director that is present is equal to the aggregate number of votes exercisable by all Andy/Peter Directors divided by the number of Andy/Peter Directors present at the meeting.

170.	The Norman Directors present at any Board meeting may collectively exercise the number of votes equal to the number of Shares held by the Norman Shareholder Group at that time, and if there is more than one Norman Director present at any Board meeting, then the number of votes exercisable by each Norman Director that is present is equal to the aggregate number of votes exercisable by all Norman Directors divided by the number of Norman Directors present at the meeting.

171.	Directors may participate in any meeting of the Board by means of a conference telephone or other communications equipment through which all persons participating in the meeting can communicate with each other simultaneously and instantaneously and for the purpose of counting a quorum such participation shall constitute presence at a meeting as if those participating were present in person.

172.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

173.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting of the Directors whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

174.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

175.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

176.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

177.	A resolution signed by all the Directors entitled to receive notice of a meeting of Directors, including a resolution signed by a duly appointed alternate (subject as provided otherwise in the terms of appointment of the alternate), shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors or his duly appointed alternate.

178.	The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

179.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

180.	Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

181.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

182.	All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

PLANS AND FINANCIAL INFORMATION

183.	The Management Committee shall prepare, or cause to be prepared, and shall submit to the Board and the Shareholders the following documents in English as soon as possible and no later than as specified below:

(a)	the unaudited results of the Company for the financial year within 25 Business Days of the end of each financial year;

(b)	Audited Accounts for the financial year within 3 months of the end of each financial year;

(c)	a draft Budget for the next financial year and a draft Business Plan for the next 3 financial years for the Group, 45 days prior to the end of each financial year;

(d)	any proposed deviation from the Budget and/or Business Plan at any time the Management Committee deems such deviation appropriate;

(e)	monthly unaudited management accounts including:

(i)	a detailed profit and loss statement, balance sheet and cash flow statement;

(ii)	an analysis of advertising, listing and other revenue;

(iii)	a review of the Budget including a reconciliation of results with revenue and capital budgets; and

(iv)	number of staff, within 20 Business Days following the end of each month, and for the months of June and December such information shall be provided on an entity by entity basis as soon as possible to enable Telstra to comply with its reporting and disclosure obligations; and

(v)	any further information as the Board may reasonably require relating to the Business or financial condition of the Company, within 20 Business Days of the Board making the request.

184.	The Telstra Representative may at the expense of the Telstra Shareholder Group, request the Company (or the Management Committee) to prepare, or cause to be prepared:

(a)	the following as at 30 June of any year:

(i)	the unaudited results of the Company;

(ii)	Audited Accounts;

(iii)	Unaudited management accounts including:

(A)	a detailed profit and loss statement, balance sheet and cash flow statement;

(B)	an analysis of advertising, listing and other revenue; and

(C)	a review of the Budget including a reconciliation of results with revenue and capital budgets; and

(iv)	any other information in relation to the Company as may reasonably be required,

to enable a member of the Telstra Shareholder Group or any of its Affiliates to comply with its reporting and disclosure obligations.

(b)	The Company must (or must procure that the Management Committee to) prepare, or cause to be prepared the information requested by the Telstra Representative as soon as reasonably practicable after receiving the request under this Article.

185.	The Board shall use reasonable efforts to decide whether or not to approve the draft Budget and/or Business Plan within 30 Business Days of receiving it.

186.	lf the draft Budget and/or Business Plan is not approved by the Board in accordance with Article 186, the Board may:

(a)	direct the Management Committee to resubmit new versions of the draft Budget and/or Business Plan to the Board for approval; or

(b)	prepare, or cause to be prepared, a revised Budget and/or Business Plan.

187.	In the event that a new Budget and/or Business Plan has not been approved by the end of the then current financial year, the Group shall operate in accordance with the most recently approved Budget and/or Business Plan, as amended from time to time by the Board, until a new Budget and/or Business Plan is approved.

188.	The Board may, at any time, review and revise the Budget and the Business Plan.

DIVIDENDS

189.	The annual general meeting of the Company at which Audited Accounts are laid before the Shareholders must be held as soon as practicable but not later than 4 months after the end of the relevant financial year.

190.	The Auditors shall be instructed to report (at the expense of the Company) the amount of the profits available for distribution by the Company at the same time as they sign their report on the Audited Accounts.

191.	The Company may not pay any dividends in the period from Completion until the second anniversary of Completion except with a Unanimous Directors Resolution approving such payment. After the second anniversary of Completion, the Company shall each year distribute to the Shareholders a percentage determined by the Board of the Company’s profits lawfully available for distribution for the then most recently ended financial year subject to the Board making reasonable provisions and transfers to reserves and retaining adequate funds for the Group’s planned cash outflows and capital expenditure as set out in the Business Plan.

192.	The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie.

193.	Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

194.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

195.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

196.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

197.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

198.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

199.	The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

200.	The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Law and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

201.	Subject to the Law and these Articles, the Directors may:

(a)	resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)	appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

202.	The Directors shall in accordance with the Law establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

203.	There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Law, out of capital.

NOTICES

204.	Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by cable, telex or facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

205.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

206.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)	facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

207.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

208.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

209.	Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other officer for the time being and from time to time of the Company (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, wilful default or fraud, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

210.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)	for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, wilful default or fraud.

NON-RECOGNITION OF TRUSTS

211.	Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Law requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors in their absolute discretion.

WINDING- UP

212.	If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any asset whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

213.	Subject to the Law and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

214.	For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

215.	In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

216.	If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

217.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

218.	The Company may by Special Resolution resolve to merge or consolidate the Company in accordance with the Law.

DISCLOSURE

219.	The Directors, or any authorised service providers (including the officers, the Secretary and the registered office agent of the Company) shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

SCHEDULE A

MATTERS REQUIRING A UNANIMOUS DIRECTORS RESOLUTION

The matters requiring a Unanimous Directors Resolution are:

(a)	(equity structure) other than an issue of shares that has been offered pro rata to all Shareholders or is otherwise issued in accordance with the Articles, any corporate action which alters the equity structure of the Company or any Group Company, such as the issuing of new shares, granting of any securities convertible into or exchangeable for shares, the granting of an option to subscribe for shares, the redemption of shares, the buy-back of shares or the increase, reduction or conversion of capital;

(b)	(accounting principles) any material change in the accounting principles, policies or procedures applied by the Company in relation to their accounts;

(c)	(auditor) the appointment or removal of the auditor of the Company;

(d)	(related party agreements) any Related Party Proposal;

(e)	(insurance) the insurance company appointed to provide general insurance; and

(f)	(dividend) payment of any dividends by the Company before the second anniversary of Completion.

SCHEDULE B

BOARD COMMITTEES

1	MANAGEMENT COMMITTEE

1.1	Composition

The Management Committee will comprise the CEO and all the direct reports of the CEO.

1.2	Delegation

The initial matters delegated to the Management Committee, subject to the supervision of the Board are:

(a)	supervision, direction and management of the day to day operations of the Company in accordance with:

(i)	the Business Plan; and

(ii)	the incurrence of expenditure or liabilities, entry into transactions or entry into contracts as specifically contemplated by the Business Plan;

(b)	implementation of decisions of the Board;

(c)	preparation of the Business Plan, accounts, Budgets, and other plans and reports required by the Board for approval by the Board;

(d)	entry into transactions and dealings with Affiliates of the Company;

(e)	all dealings and strategies in relation to dealings with regulators except to the extent delegated by the Management Committee to senior officers of the Company;

(f)	referral to other committees of the Board of matters arising in the course of the day to day business of the Company which fall within the scope of their respective functions and supervision of the activities of such other committees; and

(g)	preparation of quarterly reports to the Board in such form and containing such details as the Board may from time to time determine.

2	AUDIT AND COMPLIANCE COMMITTEE

2.1	Role of Committee

The Committee is appointed by the Board of Directors to assist the Board in discharging its corporate governance and oversight responsibilities. The Committee will:

(a)	Oversee the financial reporting process to ensure the balance, transparency and integrity of financial information and reports;

(b)	Review the effectiveness of the company’s internal financial controls;

(c)	Oversee the effectiveness of the company’s risk management system;

(d)	Review the effectiveness of the internal audit function;

(e)	Oversee the completion of actions arising from internal and/or external audits;

(f)	Report to the Board.

In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management, and the external and internal auditors. To perform his or her role effectively, each Committee Member will need to develop and maintain his or her skills and knowledge, including an understanding of the Committee’s responsibilities and of the company’s business, operations and risks.

2.2	Additional Functions of Committee

In addition to the role described above, the Board may delegate additional functions to the Committee from time to time. This may include, but not be limited to, review of wider corporate governance and specific risk management issues.

2.3	Number of Members and Quorum

The Committee should consist of a minimum of 3 directors. Members should have diverse yet complementary backgrounds and experience appropriate to the company’s business. At least one member should have accounting or related financial expertise whilst other members should be financially literate.

The quorum for all meetings of the Committee will be 2 Committee members.

2.4	Chairman

The Board will appoint the Chairman of the Committee. The Chairman should preferably have a strong finance, accounting or business background. In the absence of the Committee Chairman, the members will elect one of their number as Chairman for that meeting.

2.5	Removal or resignation

If a member of the Committee retires, is removed or resigns from the Board, that member ceases to be a member of the Committee and the Board will appoint a successor.

2.6	Attendance at meetings

(a)	The Committee may, if considered appropriate, invite any member of the executive management, the internal auditor, the external audit engagement partner or other individual to attend meetings of the Committee.

(b)	A representative of internal audit and the external auditor will be invited to attend each meeting.

(c)	All directors of the Board, regardless of whether they are members of the Committee, are invited to attend the meetings and will be able to access copies of the Committee papers.

2.7	Secretary

The Secretary of the Audit Committee will be the Company Secretary.

2.8	Frequency and Procedure for Calling of Meetings etc.

(a)	The Committee will meet at least 4 times a year or more regularly if necessary.

(b)	The Secretary or any Committee member may call a meeting of the Committee.

(c)	The papers for each meeting will, whenever possible, be distributed 1 week before the meeting. Late papers will be accepted with the Chairman’s consent.

(d)	The Secretary will keep minutes of each meeting. After the Committee Chairman has approved the minutes they are to be distributed to all Committee members.

(e)	The Chairman of the Committee will report to the Board following each meeting.

2.9	Committee Governance

Where there is a sufficient interval between Audit Committee and Board meetings, the Secretary will ensure that the minutes of the Committee meetings are included in the papers distributed with the agenda for the next Board Meeting.

2.10	Responsibilities

(a)	Financial Reporting

•	The function of the Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles, policies, internal controls, and procedures designed to assure compliance with accounting standards, applicable laws and regulations, and the management of business risk.

(b)	Compliance Management

•	Approving the Company’s risk management policy and overseeing management’s design and implementation its risk management system.

•	Reviewing trends in the Company’s profile of the principal strategic, operational, legal and financial risks to which it is exposed.

•	Reviewing and monitoring the performance of management in implementing risk management responses and internal control rectification activities and seeking confirmation that there are appropriate systems in place for identifying and monitoring significant risks, which are operating as intended.

(c)	Internal Control

•	Overseeing management’s design and implementation of the Company’s internal control system.

•	Overseeing the Company’s process for assessing the effectiveness and efficiency of internal controls and continuously improving internal controls, particularly those related to areas of significant risk.

•	Seeking confirmation that any internal control issues identified by management and any recommendations made by the internal and/or external auditors, and approved by the Audit Committee, have been addressed by management on a timely basis and within agreed timeframes.

•	Overseeing management’s processes to identify and appropriately control unusual types of transactions and/or any particular transactions that may carry more than an acceptable degree of risk.

•	Overseeing management’s process for the identification of significant fraud risks and the adequacy of prevention, detection and reporting mechanisms in place.

(d)	Compliance

•	Reviewing the Company’s approach to achieving compliance with applicable laws, regulations and associated industry codes in local and overseas.

•	Reviewing the Company’s approach to achieving compliance with the Company’s Business Principle, the Code of Conduct or others in similar nature.

•	Reviewing the results of management’s investigation and follow-up (including disciplinary action) for significant identified acts of non-compliance.

•	Obtaining regular updates from management, the General Counsel and the Company Secretary regarding significant legal or compliance matters.

(e)	External Audit

•	Recommending the appointment, reappointment or replacing, compensating and overseeing the external auditors.

•	Reviewing the external auditors’ proposed audit scope and audit approach, including materiality levels, for the current year in the light of the Company’s circumstances and changes in regulatory and other requirements.

•	Regularly reviewing, with the external auditors, any audit problems or difficulties the auditor encountered in the normal course of audit work including any restrictions on audit scope, access to information or disagreements with management and management’s response.

•	Ensuring significant findings and recommendations made by the external auditors are received and discussed by the Audit Committee on a timely basis and seeking confirmation management has responded promptly to those recommendations.

•	At least annually, meeting separately, with the external auditors to discuss any matters that the Committee or auditors believe should be discussed privately.

•	Reviewing any representation letters to the external auditors signed by management.

(f)	Internal Audit

•	Reviewing and approving the scope of the internal audit work plan for the coming year, its coverage of key risks, and the level of co-ordination with the external auditors.

•	Monitoring internal audits’ progress against the annual work plan including any significant changes to it, any difficulties or restrictions on scope of activities and any significant disagreements with management.

•	At least once a year meeting separately with the head of internal audit to discuss any matters that the head of internal audit or the Committee believe should be discussed privately and ensuring the head of internal audit has full access to meet with or otherwise liaise with the Chairman of the Audit Committee.

•	Ensuring significant findings and recommendations made by internal audit are reported to the Audit Committee, and the course of action agreed with management is implemented on a timely basis and within the agreed timeframes.

(g)	Other

•	Periodically assessing the overall effectiveness of the Company’s assurance activities.

•	Performing any other duties and undertaking or overseeing any specific projects as the Board may from time to time request.

2.11	Confirmation of Undertaking of Responsibilities

Through annual review, the Chairman of the Committee will ensure all responsibilities set out within this Charter are undertaken within the applicable timeframes. Notification of this review process will be provided to the Board annually.

2.12	Review

The Chairman of the Committee will conduct a periodic review of this Charter to ensure that it continues to meet the requirements of the Company. Any proposed amendments to the Charter that stem from such a review must be submitted to the Board for approval.

3	Remuneration Committee

3.1	Delegation

In assisting the Board, the Remuneration Committee is authorised and delegated the following matters:

(a)	Reviewing and advising the Board on the performance of the CEO, CFO and senior management of the Company;

(b)	Reviewing and recommending to the Board the remuneration packages (including fees, travel and other benefits), human resources policies and practices for the Company’s CEO and CFO;

(c)	Reviewing remuneration packages (including fees, travel and other benefits), human resources policies and practices recommended by the CEO for senior management of the Company;

(d)	Recommending to the Board and implementing employee share and option plans (or any alternate incentive plans including cash and equity based incentive plans) as instructed by the Board;

(e)	Reviewing and recommending to the Board the Company’s remuneration strategies, practices and disclosures generally;

(f)	Having unrestricted access to any information it considers relevant to its responsibilities from any employee including management of the Company to the extent permitted by law and all employees must comply with such requests;

(g)	Seeking such independent legal, financial, remuneration or other advice as the Remuneration Committee considers necessary for matters delegated by the Board; and

(h)	Considering and reporting any other matters referred to the Committee by the Board.

3.2	Voting Rights of the members of the Remuneration Committee

The voting rights of the members of the Remuneration Committee shall be as follows:

(a)	The Telstra Director present at any meeting of the Remuneration Committee may collectively exercise the number of votes equal to the number of Shares held by the Telstra Shareholder Group at that time;

(b)	The Andy/Peter Director present at any meeting of the Remuneration Committee exercise the number of votes equal to the number of Shares held by the Andy/Peter Shareholder Group at that time; and

(c)	The Norman Director present at any meeting of the Remuneration Committee may exercise the number of votes equal to the number of Shares held by the Norman Shareholder Group at that time.

SCHEDULE C

Matters requiring Special Resolutions of Shareholders

The matters requiring a Special Resolution of Shareholders are:

(a)	(name change) changing the name of the Company or any Group Company;

(b)	(changes to constituent documents) changes to the articles, memorandum or other constituent documents of the Company or any Group Company;

(c)	(composition of Board) any change to the composition of the Board other than in accordance with this agreement;

(d)	(business change) a fundamental change in the nature, scale, scope or geographical location of the Business;

(d)	(affairs of the Company) appointment, pursuant to sections 63 to 67 of the Law, an inspector to examine the affairs of the Company;

(f)	(capital reduction) authorising a reduction of the capital of the Company;

(g)	(rights attaching to shares or securities) any alteration to rights conferred by shares or securities;

(h)	(continuation) registration of the Company by way of continuation;

(i)	(winding-up):

(i)	any proposal to cease to carry on the business or a substantial part of the business of the Company or to wind-up (including requiring the court to wind up or voluntarily winding up the Company under the Law) or dissolve the Company or to appoint a liquidator or administrator to the Company or to take advantage of any law providing for the relief of debtors in adverse financial circumstances;

(ii)	delegating to creditors the power to appoint a liquidator to the Company, filling any vacancy among liquidators to the Company, entry into arrangements in respect of a liquidator’s powers in a voluntary winding up of the Company; and

(iii)	sanctioning, arrangements between the Company being voluntarily wound up and its creditors, any general scheme of liquidation proposed by a liquidator, any compromise proposed by a liquidator, and certain other matters proposed by a liquidator under sections 142 and 165 of the Law; and

(j)	(substantial disposal) a disposition of all or substantially all of the assets of the Group.

SCHEDULE D

Fair Value of Share

1.	If any provision in these Articles requires the Fair Value of Shares to be determined then the Person that proposes to issue a Drag Along Notice or that issues a Default Notice or an Insolvency Notice, as the case may be, (“Initiating Party”) and the Dragged Shareholders, the Representative of any Defaulting Shareholder or the Insolvent Shareholder, as the case may be, (“Transferor Party”) must consult with each other (through their respective Representatives) within 10 Business Days after the expiry of the Acceptance Period or the date that the Default Notice or Insolvency Notice is issued, as applicable, (“Cut-off Date”), with a view to agreeing on the Fair Value of the Shares. If agreement is reached on or before the Cut-off Date, the Fair Value of the Shares is the value so agreed.

Disputes

2.	If the Initiating Party and the Transferor Party cannot agree the Fair Value of the Shares under clause 1 above, then each of the Initiating Party and the Transferor Party must, as soon as reasonably practicable thereafter and in any event within 10 Business Days of the Cut-off Date, provide to the other party its opinion on the Fair Value of the Shares.

3.	If the values attributed to the Shares by the Initiating Party and the Transferor Party are:

(a)	within 10% of each other (that is, the difference between the two values is 10% or less of the lower value), then the Fair Value of the Shares shall be the average of the two values attributed to the Shares by the Initiating Party and the Transferor Party; or

(b)	more than 10% apart (that is, the difference between the two values is more than 10% of the lower value), then the Initiating Party and the Transferor Party must jointly appoint an Independent Expert to perform a valuation of the Shares.

Appointment of Independent Expert

4.	The Independent Expert is to be instructed to determine:

(a)	within 15 Business Days after being appointed, the Fair Value of the Shares;

(b)	a specific value rather than a range of values; and

(c)	conduct the valuation in accordance with clause .

5.	The Independent Expert appointed under this Schedule shall be appointed as expert rather than as arbitrator and shall have complete discretion as to the procedures to be adopted by it, provided that:

(a)	it must comply with the express terms of this Schedule; and

(b)	it must provide each of Initiating Party and Transferor Party a reasonable opportunity to make a single round of submissions in writing as to their view on the Fair Value of the Shares.

Process for valuation

6.	In determining Fair Value the Independent Expert is to be instructed to conduct the valuation:

(a)	in accordance with the Accounting Standards;

(b)	with regard to the profit, strategic positioning, future prospects and undertaking of the Company;

(c)	on the basis of an ongoing, fully-funded business;

(d)	on the basis that all contracts between the Company and all Parties remain in force in accordance with their terms;

(e)	on the basis of an arm’s length transaction between an informed and willing seller and an informed and willing buyer under no compulsion to sell or buy, respectively, and without taking into account any restriction on the Transfer of the Shares under this agreement;

(f)	having regard to the following valuation methodologies:

(i)	comparable companies;

(ii)	precedent transactions; and

(iii)	discounted forecast cashflows; and

(iv)	subject to the above, on any basis that it considers appropriate.

(g)	The evaluation under paragraph (f) above shall be carried out:

(i)	on the basis of what would be achieved in a sale of the whole Company and without applying any control premium or considering any minority discounts, and then

(ii)	allocating that Fair Value to the relevant Shares pro rata to each Share in the proportion that the Share bears to the aggregate number of all issued Shares.

Valuation binding

7.	The valuation conducted by the Independent Expert in accordance with clause 6 is conclusive and binding on the Shareholders in the absence of manifest error.

Costs of Independent Expert

8.	The costs of the Independent Expert will be apportioned between the parties to the dispute in accordance with the merits of their positions in respect of the determination of Fair Value, as determined by the Independent Expert in its absolute discretion.